Exhibit 23.1




   Consent Of Independent Public Accountants



   As independent public accountants, we hereby consent to the incorportion of our reports included in this Form 10-K, into the Company's previously filed Registration Statements on Forms S-8 (Nos. 33-22849, 33-36041, 33-42002, 33-50430, and 33-64407) and the
   Registration Statements on Form S-3 (Nos. 33-60833 and 33-17177). It should be noted that we have not audited any financial statements of Carrington Laboratories, Inc. subsequent to December 31, 1996, or performed any audit procedures subsequent to the date of our report, February 7, 1997 (except with respect to certain matters discussed in Note 7, as to which the date is April 25, 1997).




   Arthur Andersen LLP
   Dallas Texas,
   March 27, 1998